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Exhibit 21

SUBSIDIARIES OF THE COMPANY

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	OTHER NAMES UNDER WHICH SUBSIDIARY DOES BUSINESS
Cave Springs, Inc.	Delaware	N/A
Confecciones Acona S.A.	Costa Rica	N/A
Maternity Factory Warehouse Centre, Inc.	Canada	N/A
Mothers Work Canada, Inc.	Delaware	N/A
Mothers Work Services, Inc.	Delaware	N/A

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  Exhibit 21
SUBSIDIARIES OF THE COMPANY